AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

September 25, 2018

PIMCO Managed Accounts Trust

650 Newport Center Drive

Newport Beach, California 92660

Ladies and Gentlemen:

This Agreement amends and restates the Expense Limitation Agreement between Pacific Investment Management Company LLC (“PIMCO”) and PIMCO Managed Accounts Trust (the “Trust”) dated September 5, 2014 (the “2014 Agreement”). This will confirm the agreement between PIMCO and the Trust as follows:

1.      The Trust is an open-end management investment company which has multiple separate series. This Agreement shall cover each series listed on Schedule A hereto (each such series covered by this Agreement, a “Portfolio” and, collectively, the “Portfolios”), which Schedule A may be amended or supplemented from time to time, including to add or remove Portfolios.

2.      Pursuant to (i) an Investment Advisory Contract (as amended, the “Advisory Contract”) and (ii) a Supervision and Administration Agreement (as amended, the “Administration Agreement”), each between the Trust and PIMCO and each dated September 5, 2014, the Trust has retained PIMCO to provide the Trust and each Portfolio with investment advisory and supervisory and administrative services.

3.      With respect to each Portfolio, PIMCO hereby agrees to waive its compensation (if any is provided for) with respect to such Portfolio under the Advisory Contract and/or the Administration Agreement and, to the extent necessary, to bear other expenses of or make payments to the Portfolio to the extent that, for any calendar month, “Specified Expenses” (as defined below) of the Portfolio would exceed the Portfolio’s Total Expense Cap as listed on Schedule A.

“Specified Expenses” of a Portfolio means all expenses incurred by the Portfolio, including organizational and offering expenses and expenses associated with obtaining or maintaining a Legal Entity Identifier, but excluding any brokerage fees and commissions and other portfolio transaction expenses, costs, including interest expenses, of borrowing money or engaging in other types of leverage financing including, without limitation, through reverse repurchase agreements, tender option bonds, bank borrowings and credit facilities, fees and expenses of any underlying Portfolios or other pooled vehicles in which the Portfolio invests, taxes, governmental fees, dividends and interest on short positions, and extraordinary expenses, including extraordinary legal expenses.

4.      This Agreement and the obligations hereunder shall become effective with respect to a Portfolio as of the close of business on the Commencement Date for that Portfolio set forth on Schedule A and shall continue in effect, unless sooner terminated by the Trust, for so long as PIMCO serves as investment adviser to the Portfolio pursuant to the Advisory Contract. This Agreement may only be terminated by the Trust with respect to a Portfolio, subject to approval by the Board of Trustees of the Trust, upon ninety (90) days’ written notice to PIMCO. This Agreement supersedes all prior agreements, written or oral, between the parties with respect to the subject matter herein.

5.      This Agreement shall be governed by the laws of the State of California, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940, or any rule or order of the Securities and Exchange Commission (“SEC”) thereunder, the Investment Advisers Act of 1940, or any rule or order of the SEC thereunder, or the Commodity Exchange Act, or any rule or order of the Commodity Futures Trading Commission thereunder.

6.      If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party, hereunder, such provisions with respect to other parties hereto shall not be affected thereby.

7.      Except as otherwise provided herein (including to add additional Portfolios hereunder as specified in Section 1), this Agreement may not be amended except pursuant to a written instrument signed by the Trust and PIMCO. The vote or approval of the holders of Shares of the Portfolios is not required for amendments to this Agreement.

8.      A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trust and each Portfolio by an officer of the Trust as an officer and not individually and that the obligations imposed on the Trust and each Portfolio by this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust.

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If the foregoing correctly sets forth the agreement between the Trust and PIMCO, please so indicate by signing and returning to PIMCO the enclosed copy hereof.

Very truly yours,

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Peter G. Strelow
Name:	Peter G. Strelow
Title:	Managing Director

ACCEPTED AND AGREED TO:

PIMCO MANAGED ACCOUNTS TRUST

By:	/s/ Eric D. Johnson
Name:	Eric D. Johnson
Title:	Vice President

SCHEDULE A

Dated as of: September 5, 2014

Portfolio	Total Expense Cap (as a percentage of average daily net assets)	Commencement Date

Fixed Income SHares: Series C	0.00%	9/5/2014

Fixed Income SHares: Series M	0.00%	9/5/2014

Fixed Income SHares: Series R	0.00%	9/5/2014

Fixed Income SHares: Series TE	0.00%	9/5/2014

Fixed Income SHares: Series LD	0.00%	9/5/2014

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